MADISON INVESTMENT HOLDINGS, INC.
MADISON ASSET MANAGEMENT, LLC
CONCORD ASSET MANAGEMENT, LLC
NORTHROAD CAPITAL MANAGEMENT LLC
MADISON FUNDS
ULTRA SERIES FUND
MADISON INVESTMENT ADVISORS, LLC
HANSBERGER GROWTH INVESTORS, LP
MADISON STRATEGIC SECTOR PREMIUM FUND
MADISON COVERED CALL & EQUITY STRATEGY FUND
MFD DISTRIBUTOR, LLC

Code of Ethics

Effective August 1, 2014

1.	Statement of General Principles.

All Advisory Employees have a duty at all times to place the monetary interests of clients and mutual fund shareholders before their own. In the conduct of their own personal securities transactions and financial affairs, Advisory Employees must act in accordance with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the employee's position of trust and responsibility toward our clients. Advisory Employees must strive to avoid even the appearance of impropriety. Advisory Employees must never take inappropriate advantage of their position and must avoid any situation that might call into question their exercise of fully independent judgment. Finally, you should understand that investment opportunities must be offered first to clients before our firm or ourselves. This Code is designed to implement this principle.1

2. Securities Trading Accounts

Advisory Employees may maintain one or more accounts with a broker dealer.2

Initial Holdings Reports. No later than 10 days after employment, each Advisory Employee must provide an initial holdings report to the applicable Compliance Department. For Madison Investment Holdings, Inc., Madison Asset Management, LLC, Madison Investment Advisors, LLC (including its Arizona branch office), Hansberger Growth Investors, LP and NorthRoad Capital Management, LLC, the address is to Compliance Department, Attn: Bart Sargent, 550 Science Drive, Madison, WI 53711. For Concord Asset Management, the address is to the Concord

Compliance Dept., Attn: Compliance, 150 South Wacker Drive, Suite 3200, Chicago, IL 60606. The initial holdings report must contain the following:

•	The title, number of shares and principal amount of each security owned (except Exempt Securities) either directly or beneficially;

•	The name and address of your broker/dealer or bank where you maintain your securities account; and

•	The date you submit your report.

Alternatively, you may provide your most recent brokerage statement(s) (together with any confirms of transactions occurring since the date of the statement(s)) to satisfy the Initial Holdings Report requirement.3

Quarterly Transaction Reports.4 You must arrange for your broker to provide duplicate quarterly statements and duplicate transaction confirmations to the applicable Compliance Department referenced above (Madison or Chicago).

3. Unrestricted Securities Activities of Advisory Employees

a)
Except for fluctuating value registered funds advised or subadvised by our firm (Madison Funds, Ultra Series Fund and any closed-end funds) you may purchase and sell shares of open-end investment companies ("mutual funds") without restriction for your personal accounts. These are considered Exempt Securities. Also treated as Exempt Securities are shares of Unit Investment Trusts that invest exclusively in unaffiliated mutual funds. Finally, except for the restrictions on frequent trading of our propriety mutual funds described in Section 4 below, Madison Funds and Ultra Series Fund are otherwise treated as Exempt Securities.

b)	You may purchase and sell money market securities without restriction for your personal accounts. These are considered Exempt Securities.

c)	You may purchase and sell direct obligations of the U.S. government without restriction for your personal accounts. These are considered Exempt Securities.

d)
You may have an automatic investment plan (“AIP”) in securities that need not be reported. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is NOT considered part of the automatic investment plan and must be cleared and reported as described below. (You do not have to provide duplicate statements for AIPs.)

e)
You may own securities in accounts over which you have no direct or indirect influence or control. For example, you may hire an independent, third party money manager to manage your account, but if you exercise any control or discretion over the account or the third party manager, this exemption does not apply. Even though exempt, we request that you provide us duplicate statements for these types of accounts.

f)
You may purchase and sell certain broad-based, liquid ETF securities as Exempt Securities. (This is because the size and liquidity of these ETFs make them similar to mutual funds in that, for ethical considerations purposes, no advantages can be achieved by virtue of trading in these securities as an Advisory Employee except, of course, for matters covered by the last section of this Paragraph 3.) To be an Exempt Security, the ETF must be identified on the attached list as amended by the CCO from time to time. Other ETFs may be precleared for trading (on a one-time or blanket basis), but are not Exempt Securities.

g)	Note that our Rules on Insider Trading prohibit you from buying securities if you are in possession of material inside information.

4. Restrictions on Personal Investing Activities by Advisory Employees.

You may not purchase or sell a security which, to your knowledge or information, is under consideration as an acquisition or sale by a client or any investment company or is in the process of being acquired or sold for a client or mutual fund until 5 trading days (normally 7 calendar days) before or after all such purchases or sales of the security are completed. All purchases and sales of securities not designated as unrestricted under Paragraph 3 above must be precleared with the designated officer. Clearance will not be granted for any security that is currently being held in our model portfolios or that is being actively considered. Clearance to sell a position that is held in clients’ portfolios will generally be denied. The firm’s Chief Compliance Officer will consider any unusual circumstances that would justify an exception to the preclearance rule.

(Note the exception under Paragraph 10 below for certain client accounts managed for employees.)

What this means is that you may be unable to sell a security you purchase if, after you are given preclearance to buy, the applicable firm later invests that security in client accounts. Therefore, you run the risk of making your security illiquid if you invest in securities other than those listed as exempt under Paragraph 3 above. You may not be able to sell such securities until your employment with the firm ends because you will be “locked-in” to that investment if you cannot get preclearance to trade it.

Securities. As used in this Code, the term “securities” means any type of securities, specifically including, but not limited to, stocks, bonds, options, derivatives and all forms of investment companies.

Preclearance Officers. Eric Schuettpelz is the designated preclearance officer for employees working in or for the Madison, Scottsdale, Burlington or New York offices (David DeVito will serve as the “acting” preclearance officer when Eric Schuettpelz is out of the office or otherwise unavailable, with Jay Sekelsky and Rich Eisinger, in that order, as “acting” preclearance officer if neither David DeVito nor Eric Schuettpelz is available) and Ray DiBernardo is the preclearance officer for employees working in or for the Chicago office (David DeVito, Eric Schuettpelz, Jay Sekelsky or Rich Eisinger can each serve as the “acting” preclearance officer for the Chicago office when Ray DiBernardo is out of the office or otherwise unavailable).

The preclearance officer shall document preclearance, which documentation shall be forwarded to the Compliance Department for verification against broker confirms and quarterly statements.5 You may not trade until your preclearance officer has precleared your trade.

Unless you have precleared your trade as a “Frequently Traded security” described below, you must complete your transaction within a week (7 calendar days) of preclearance. If you do not complete your transaction within a week, you must obtain a new preclearance before you trade.

Exceptions from Preclearance for “Frequently Traded” Securities. There may be situations where you wish to periodically trade the same security over an extended period AND the preclearance officer knows that it will not be traded in client accounts in the foreseeable future. Such securities are referred to as “Frequently Traded” securities. At your request, your preclearance officer may give you preclearance to trade a security as a “Frequently Traded” security. This means you will only have to preclear this security once and may trade without restriction afterwards until and unless the preclearance officer (or the Compliance Officer or another officer of the company) alerts you that Frequently Traded status is over for that security. The preclearance officer may preclear individual securities or an entire type or class of securities, in his or her discretion, as having “Frequently Traded” security status.

IPOs. You are prohibited from acquiring any securities in an initial public offering. This does not preclude the acquisition of securities in an initial public offering by the spouse or family member provided (i) such spouse or family member is employed by the company making the offering and (ii) he or she is offered the securities as a bona fide employee benefit. Also, you are not prohibited from acquiring any securities in an initial public offered through promotional means (Internet giveaway, etc.) if you have not provided any money or services in exchange for receiving such promotional securities.

Private Placements. You must obtain permission in advance of any acquisition of securities in a private placement. To the extent you have participated in a private placement, you must disclose that investment to the compliance officer and the Madison preclearance officer in the event a client or mutual fund is considering investment in that issuer. Independent investment personnel with no personal interest in the issuer must approve any subsequent decision to purchase securities of that issuer. You must obtain permission to ensure that your participation in a private placement does not represent an undisclosed conflict of interest with any client. A conflict of interest may occur if your participation in the private placement precludes a client’s suitable opportunity to participate in the transaction. A conflict of interest could also occur if the private placement represents an alternative or indirect method of investing in securities that are otherwise subject to the Code’s preclearance and trading restriction requirements.

Coordination with CCO. Each preclearance officer shall provide a copy of the preclearance log created to document preclearance to the compliance officer (or his or her designee) at least quarterly.6 The compliance officer (or his or her designee) shall review duplicate confirmation and brokerage statements promptly upon receipt and document such review by dating and initialing such confirmations and statements. Richard Mason is the compliance officer for the Madison, New York and Scottsdale offices and Mickey Herst is the compliance officer for the Chicago office. Any designee of the compliance officer shall report his or her findings to the applicable compliance officer. The Guidelines for Implementing Code of Ethics are an integral part of ensuring compliance with this Code.

Frequent Trading of Proprietary Mutual Funds. You can generally buy and sell the funds we manage without restriction, subject to any restrictions on trading set forth in the applicable fund prospectus. However, without regard to prospectus provisions, in no event may you engage in frequent trading or market timing of fluctuating value registered funds advised or subadvised by our firm (Madison Funds, Ultra Series Fund, Transamerica Madison Funds and any closed-end funds). For purposes of this Code, “frequent trading or market timing” is considered making multiple “round-trips” in any fund within a thirty (30) day period. A “round-trip” consists of one or more investments and correlating redemptions. You may not engage in more than one such “round trip” within any calendar quarter. However, if you established an automatic investment plan in any fund whereby you make regularly scheduled investments of the same amount of money in a fund on a periodic (quarterly, monthly or more frequent) basis, such investments are not considered the front-end of a round-trip since you do not control the timing of such investments. Likewise, other investments over which you have no control of the timing (e.g. new retirement plan contributions made by the firm or trustee-to-trustee transfers) are not subject to this prohibition, but existing fund investments that you control in your retirement plan are subject to this prohibition. As a practical matter, employees are subject to the same frequent trading restrictions as other mutual fund shareholders.

This Code recognizes that the liquidity of your mutual fund investment may be one of the reasons you invested in the fund. This provision is solely designed to prevent market timing. If you need to make more than one round trip in a fund during any calendar quarter for personal liquidity needs, waivers of this prohibition may be considered upon request and may be approved by a majority of the firm's Management Team, which approval must be in writing and signed by one or more members of the Committee. Any waivers will be reported to the applicable mutual fund board.

A summary of frequent trading exceptions by employees may be periodically communicated to the applicable fund boards.

Although this Code permits you to make a limited number of “round trips” during the year, it is considered a violation of this Code to engage in short-term trading in any fund for the purposes of attempting to “time” the market. A pattern of making quarterly “round trips” may also indicate an attempt to “time” the market.

Example 1: You invest in a fund on January 2. On January 15 your car dies and you need to redeem your investment to buy a new car. You may redeem without violating the Code or requesting a waiver. If, however, on January 31, your favorite aunt gives you the money for the car and you want to put your money back into the fund before 30 days have elapsed since your January 15 redemption, you will need to request a waiver to reinvest before February 15.

Example 2: You invest in a fund on January 2. On January 4, you noticed that the price of the fund went up 25 cents a share and you want to redeem. While the transaction would technically fall under the acceptable guidelines permitting you to engage in the transaction without a waiver, the intent to capture short-term price fluctuation will be perceived as prohibited market timing of the fund. This transaction appears to be an abuse of our policy allowing one “round trip” during the quarter for reasons other than market timing and, as a result, may be considered a Code violation under the circumstances.

5. Special Rule for Side-by-Side Management of Hedge Fund.
To the extent Madison serves as the investment manager to any pooled fund engaged in options trading strategies and such fund is not registered under the Investment Company Act (“Hedge Fund”), it shall be treated as an account of an Advisory Employee for purposes of its relationship to any open-end mutual funds advised or sub-advised by Madison. This Code recognizes that listed options on equity securities represent different securities than the equity securities themselves. To the extent Madison manages both a Hedge Fund and a registered investment company that employ the same or similar options strategies such that adherence to restrictions contained above would be impractical or unreasonable, the potential conflicts of interests that may arise by such side-by-side management shall be avoided by the requirement that no Hedge Fund may execute any transaction until the registered fund has completed its trades in any listed options or any long securities covering such options (provided, of course, that Hedge Fund trades in long securities remain subject to the “seven day restriction” above with regard to open-end mutual funds managed by Madison).

6. Gifts.

You may not accept cash "gifts" or other cash compensation of any kind in connection with their employment from any person or entity other than your employer. You may accept non-cash gifts (such as food, flowers, etc.) provided the value of such gifts do not exceed $100 per person per year and you may accept an occasional meal, ticket to a sporting event or theater, or comparable entertainment.

7. Director Service.

Advisory Employees are discouraged from serving on the Boards of Directors of publicly traded corporations. If you serve on the Board of Directors of any corporation being considered for purchase by a client or Fund, you may not participate in any investment decision regarding that corporation's securities. This may preclude our clients or Funds from ever investing in the securities of such corporation while you serve on its Board of Directors.

8. Annual Review and Affirmations Applicable to Investment Companies.

The Boards of Trustees of each registered investment company managed by the Madison organization shall annually review this Code and any procedures developed hereunder for compliance with Rule 17j-1.7 The CCO shall prepare for the Board an annual written report8 that:

•	Describes any issues arising under the Code since the last written report to the Board, including, but not limited to, information about:

•	material violations of the Code;

•	sanctions imposed in response to the material violations; and

•	waivers of Code provisions or restrictions and reasons for any such waiver, demonstrating that such waivers did not permit an Access Person or Advisory Employee to engage in any fraud.

•
Certifies that each Madison Fund, Ultra Series Fund, each Madison closed-end fund, Madison Investment Holdings, Inc., Madison Investment Advisors, LLC, Madison Asset Management, LLC, Concord Asset Management, LLC and MFD Distributor, LLC has adopted procedures reasonably necessary to prevent Access Persons and Advisory Employees from violating this Code.

All Advisory Employees shall annually (i) affirm their understanding of this Code, (ii) confirm that they maintain no personal securities accounts other than those for which duplicate statements are being provided to the compliance department.

9. Additional Definitions and Special Provisions for Access Persons.

Access Person. The term "Access Person" shall mean any trustee, officer, general partner, or advisory person of the Funds. An Access Person generally refers to all Advisory Employees because we all may have access to a variety of portfolio specific information, either because we manage portfolios on a day-to-day basis or simply because we may periodically “overhear” information during the course of our employment.
The trading restrictions and reporting requirements contained in this Code shall not apply to an individual who is considered an Access Person because he is a trustee of the Funds but who is not an "interested person" of the Funds within the meaning of section 2(a)(19) of the Investment Company Act of 1940, except where such trustee knew or, in the ordinary course of fulfilling his official duties as a trustee of the Funds, should have known that, during the 15-day period immediately before or after any security transaction, such security is or was purchased or sold by the Funds or such purchase or sale by the Funds is or was considered by the Funds or their advisor.9

Funds. As used in this Code, the term "Funds" shall mean Madison Funds, Ultra Series Fund, Madison Strategic Sector Premium Fund, Madison Covered Call & Equity Strategy Fund and the individual portfolios thereunder, if any, collectively or individually, while the term “mutual funds” shall mean the Funds and any other registered investment companies advised or subadvised by Madison Investment Holdings, Inc., Madison Asset Management, LLC, Madison Investment Advisors, LLC, Concord Asset Management, LLC or NorthRoad Capital Management LLC.

Advisory Employees. As used in this Code, the term "Advisory Employees" means you and the family members who live in your home. It also means all employees and officers of Madison Investment Holdings, Inc., Madison Asset Management, LLC, NorthRoad Capital Management, LLC, Hansberger Growth Investors, LP, the Funds, MFD Distributor, LLC, Concord Asset Management, LLC and Madison Investment Advisors, LLC.

Exempt Securities. As used in this Code, the term "Exempt Securities" means direct obligations of the US Government, bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by open-end mutual funds (except as described in Section 4 above regarding trading in proprietary mutual funds).

10. Client Accounts Owned by Employees

An exception to the prohibitions of Paragraph 4 shall be allowed for accounts of any Advisory Employees managed by Madison Investment Holdings, Inc. or any of its affiliates in accordance with an executed investment management agreement (“Employee Client Accounts”), provided that all purchases and sales transacted in Employee Client Accounts are executed after completion of trading in the same security by all non-Employee Client Accounts. This limited exception for firm management of employee accounts does not apply to any any strategy that is not managed to a specific composite model. There shall be no discretion relating to timing of investments or selection of investments that is not afforded to a typical non-employee client account that is managed to the same model. Any deviation from the model remains subject to normal preclearance rules under this Code. This limited exception shall not apply to any account managed in the “private wealth management” style or composite for which dispersion is to be expected among client accounts and for which there will normally be conflicts of interest between opportunities available to the employee account and other client accounts of the type that this Code was designed to prevent.

Example 1: An employee wishes to open an account managed in the mid-cap equity style. Upon receipt of cash by the employee’s custodian, the account must be invested pursuant to the mid-cap model with the same speed and allocation as any new mid-cap equity subadvisory account would be invested. If all trades for the model for that day are not done in a single block at the same price, the employee’s new account would trade after any other new accounts have traded for the day.

Example 2: An employee wishes to open an account managed in the mid-cap equity style. However, the employee does not wish to invest his or her entire account immediately and wishes to hold off investing in several of the securities in the mid-cap model. The firm cannot manage this employee’s account and the employee must preclear his or her personal securities trading.

Example 3: An employee wishes to open an account managed in the mid-cap equity style. However, the employee does not wish to invest his or her entire account immediately. The employee may open the account, but any cash received will be fully invested in accordance with the model. If the employee does not want to invest a specific amount of cash, the employee must not include the cash in the account managed by the firm until the employee is prepared for the firm to invest the cash in accordance with the model.

______________________________________________
1 In connection with any investment company client managed by our firm, the Investment Company Act of 1940 specifically states that it is unlawful:
(1) to employ any device, scheme or artifice to defraud the Fund;
(2) to make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
(3) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
(4) to engage in any manipulative practice with respect to the Fund.
2 You may not maintain any securities accounts with any broker or issuer that does not satisfy the customer statement requirements of the Securities Exchange Act of 1934.
3 Technically, your initial holdings report must be current as of a date no more than 45 days prior to the date of employment. Therefore, if your most recent brokerage statement is older than 45 days prior to the date of your employment, then you need to prepare a separate report listing your holdings or include a signed and dated certification with the old statement explaining what, if any, changes to the portfolio have occurred through the date of your employment and date of your certification.
4 Your quarterly statements must be provided by your broker no later than 30 days after the end of a calendar quarter. In most cases, your broker will provide us with monthly statements. In addition to quarterly reports, you must also provide an annual report that contains the information set forth in your quarterly brokerage statement. By providing duplicate confirmations and statements, you are deemed to satisfy the annual holdings report requirement by fulfilling the quarterly holdings report requirement. You will, however, be required to annually certify your receipt of this Code of Ethics and verify your understanding of its requirements and obligations.
5 The preclearance officer’s log contains the name of the employee, the name of the security sought to be cleared, the date of clearance, the officer’s initials and, if applicable, whether the security has been cleared as a Frequently Traded security defined herein. To ensure that the preclearance and Chief Compliance Officers do not violate this Code, (1) personal trading by preclearance officers must be approved in the preclearance log by another knowledgeable officer of the firm acting as preclearance officer and (2) personal securities transaction reports provided by the Chief Compliance Officers must be reviewed (initialed and dated) by either the preclearance officer or another knowledgeable officer.
6 The Scottsdale office maintains a list of securities that are cleared for employee trading such that only securities that are not on the list need be separately provided to ensure compliance.
7 The preclearance officers shall maintain copies of their preclearance logs indefinitely and the applicable Chief Compliance Officer shall maintain all other records required pursuant to Rule 17j-1(f) under the Investment Company Act and the corresponding recordkeeping provisions under Rule 204A-1 under the Investment Advisors Act.
8 As a practical matter, such information will be provided quarterly to the relevant investment company Board at its regularly scheduled meetings and presented as a formal report no less frequently than annually.
9 Otherwise, quarterly transaction reports would be required.

Annual Compliance Certifications for [Year]

Code of Ethics

I hereby acknowledge that I am considered an Advisory Employee for purposes of the Madison organization's Code of Ethics and I further state that:

1. I understand the Code and will abide by its terms.

2. If I (or a family member living in my household - including my legal spouse if I married during the year) have established a new brokerage account during the year (or my name has been added to someone else's brokerage account), I have reported it to the compliance officer.

3. I understand that the Code covers ALL non-exempt securities, and that this includes not only stock, but fixed-income securities (bonds), preferred stocks, etc. that are subject to Code’s applicable preclearance requirements.

4. I have not accepted a gift from a third party in connection with my employment valued in excess of $100.

5. I have not knowingly or intentionally violated the Code during the year or, if I have been employed by the Madison organization for less than a year, since my employment with the Madison organization.

6. If I have inherited a brokerage account during the year (or otherwise came into control of an account by appointment or designation), I have reported it to the compliance officer.

7. I have reported any private placements to the CCO prior to engaging in any such acquisitions.

Check applicable box(es) below:

[ ] I have pension plan/retirement plan account investments in Madison or Ultra Series Funds. No family member living in my home has any Madison or Ultra Series Fund accounts.
[ ] I, or a family member living with me, has a Madison Funds account other than (or in addition to) an account in Madison retirement plans.
[ ] I, or a family member living with me, have opened a new Madison Fund account in the past 12 months.

Insider Trading

I understand our firm’s Guidelines to Prevent Insider Trading and have either (1) not engaged in any activity that violates them through the date of this certification or (2) reported any potential violations to the CCO.

Pay-to-Play Matters

Since 2012 (or, if later, 2 years before my initial employment with the Madison organization), I have made no political contributions or donations to state, local or municipal candidates or parties except for:

a.	officials for whom I was entitled to vote at the time of the contributions and which in the aggregate do not exceed $350 to any one official, per election, or;

b.	to officials for whom I was not entitled to vote at the time of the contributions and which in the aggregate do not exceed $150 to any one official, per election.

Furthermore, either I am not aware of any government entities that are investing in any of our firm’s mutual (or closed-end) funds through any omnibus arrangement or otherwise through a third party or, if I am aware of such a government investor in a fund, I have communicated the identity of the investor to the fund’s CCO.

Employee Manual and Employment Matters

1)	I acknowledge receipt and understanding of my employer’s Employee Manual or handbook.

2)	If I am required to drive a vehicle as part of my employment duties (not including commuting to and from work):

a)	I maintain automobile insurance on whatever personal vehicle I am using;

b)
I will use the company credit card to pay for car rental expenses for any vehicle I rent for company business (or, if I do not, I recognize that I will be required to utilize my personal insurance to handle any matters related my business vehicle rental); and

c)	I am prohibited from “texting” or “e-mailing” (for business or personal reasons) while operating a vehicle for company business.

3)
I have disclosed any regulatory or financial industry disciplinary matters (Form U-4 disclosures for registered persons), personal bankruptcy or adverse financial judgments involving me occurring during the past year to the CCO.

4)	If I have use a personal social media page for professional (rather than entertainment) purposes, I certify that:

a)	I do not and will not use the page for business purposes related to our firm or its affiliates; and

b)
If I disclose on my professional page that I am employed by Madison or any of its affiliates, I include the following (or similar) disclosure: This is my personal [insert name of social media, e.g. LinkedIn]

page and not sponsored or maintained by [insert name of the company you've identified yourself as working for, e.g. Madison Investment Advisors, NorthRoad Capital Management, Hansberger Growth Investors, etc.]

______________________________ Signature
______________________________ Date
______________________________ Print Name

Section 3(f) List of Exempt ETFs

SPY	SPDR S&P 500 ETF Trust
EEM	iShares MSCI Emerging Markets ETF
VXX	iPath S&P 500 VIX Short-Term Futures ETN
IWM	iShares Russell 2000 ETF
QQQ	PowerShares QQQ Trust
XLF	Financial Select Sector SPDR Fund
GDX	Market Vectors Gold Miners ETF Gold Miners Fund
EWZ	iShares MSCI Brazil Capped ETF
EWJ	iShares MSCI Japan ETF
TVIX	VelocityShares Daily 2x VIX Short-Term ETN
FXI	iShares China Large-Cap ETF
XLE	Energy Select Sector SPDR Fund
TZA	Direxion Daily Small Cap Bear 3x Shares
XIV	VelocityShares Daily Inverse VIX Short-Term ETN
EFA	iShares MSCI EAFE ETF
UVXY	ProShares Ultra VIX Short-Term Futures ETF
XLI	Industrial Select Sector SPDR Fund
VWO	Vanguard FTSE Emerging Markets ETF
XOP	SPDR S&P Oil & Gas Exploration & Production ETF
XLU	Utilities Select Sector SPDR Fund
IYR	iShares U.S. Real Estate ETF
SDS	ProShares UltraShort S&P500
XLK	Technology Select Sector SPDR Fund
XLP	Consumer Staples Select Sector SPDR Fund
TNA	Direxion Daily Small Cap Bull 3x Shares
XLV	Health Care Select Sector SPDR Fund
GDXJ	Market Vectors Junior Gold Miners ETF
OIH	Market Vectors Oil Services ETF
TLT	iShares 20+ Year Treasury Bond ETF
EWT	iShares MSCI Taiwan ETF
DGAZ	VelocityShares 3x Inverse Natural Gas ETN
RSX	Market Vectors Russia ETF
DIA	SPDR Dow Jones Industrial Average ETF Trust
SLV	iShares Silver Trust
XLB	Materials Select Sector SPDR Fund
XLY	Consumer Discretionary Select Sector SPDR Fund
JNK	SPDR Barclays High Yield Bond ETF
VGK	Vanguard FTSE Europe ETF
JNUG	Direxion Daily Junior Gold Miners Index Bull 3X Sha
NUGT	Direxion Daily Gold Miners Bull 3x Shares
HYG	iShares iBoxx USD High Yield Corporate Bond ETF
UGAZ	VelocityShares 3x Long Natural Gas ETN
GLD	SPDR Gold Trust
UNG	United States Natural Gas Fund LP

SSO	ProShares Ultra S&P 500
SH	ProShares Short S&P500
USO	United States Oil Fund LP
DXJ	WisdomTree Japan Hedged Equity Fund
SQQQ	ProShares UltraPro Short QQQ
EPI	WisdomTree India Earnings Fund
IVV	iShares Core S&P 500 ETF
SPXU	ProShares UltraPro Short S&P500
FAZ	Direxion Daily Financial Bear 3X Shares

Guidelines for Implementing Code of Ethics

Duties of the CCO: The CCO is responsible for reviewing duplicate confirms and statements. The CCO may delegate this duty to another appropriately trained employee who is responsible for performing the task and reporting violations to the CCO. The review process must occur no less frequently than quarterly. Because duplicate statements are sent monthly by brokers, the CCO should strive to review statements as they arrive. The CCO (or his or her delegate) must obtain a copy of the applicable preclearance log from the preclearance officer in order to perform his or her review. If the CCO (or his or her delegate) is reviewing statements more frequently than he or she is comparing them against the preclearance log, he or she should set aside statements reflecting non-exempt brokerage activity (transactions requiring preclearance) to compare them against the log and ensure that preclearance was obtained for each such transaction. Alternatively, the CCO may want to contact the preclearance officer directly upon review of a statement containing a transaction that raises concerns. Through August 2011, the Madison CCO delegated to Joey Blabaum, Assistant Compliance Officer, and to Bart Sargent thereafter, the responsibility for reviewing duplicate confirms for Wisconsin office based employees and the CCO and Laura Novak to review duplicate confirms for Scottsdale based employees through December 31, 2013. Thereafter, Scottsdale based employees are handled in the same manner as Wisconsin office based employees. The delegates confirm at least quarterly to the CCO (either orally or by email) that all exceptions have been reported to the CCO for the preceding quarter. Bart Sargent also reconciles New York office employee preclearance for transaction precleared after termination of NorthRoad’s use of Financial Tracking software to document preclearance and trading recordkeeping in 2012. Bart Sargent reconciles Hansberger Growth Investors employees located in both Madison, Wisconsin and Burlington, Ontario offices.

Stand-Ins: Someone must review the CCO’s personal securities transactions.

Bart Sargent is to raise any exceptions related to the CCO’s personal securities trades to Jay Sekelsky. The CCO reviews Bart Sargent’s confirms, if any. Krista Linn is responsible for reviewing Mickey Herst’s transactions.

Someone must preclear the personal securities transactions of the designated preclearance officers.

One of the senior back-up preclearance officers (Jay Sekelsky or Rich Eisinger) must preclear David DeVito’s and Eric Schuettpelz’s transactions. Prior to 2014, Anjanette Fowler was responsible for preclearing Bill Fain’s transactions, if any. (Ray DiBernardo clears his transactions in the same manner as other employees in the Wisconsin office.)

Blanket Preclearance: The CCO or the preclearance officers, in coordination with each other, may grant blanket preclearance for certain types of securities that will not be traded in client accounts. Announcement of this blanket preclearance should be accomplished by email to affected employees. Currently, the Wisconsin office grants blanket preclearance to employees who wish to trade traditional closed-end funds (except for MSP and MCN), but not including certain index funds organized as closed-end funds. A variety of ETFs are also subject to a blanket exemption. The preclearance officer maintains the list and circulates it periodically to staff.

Violations: The CCO should use his or her discretion when identifying Code violations. He or she should report violations to upper management. In addition, the CCO should investigate the cause of the violation. If the violation occurred without intent or due to carelessness, then depending on the reason and nature of the violation, the CCO should discipline the employee and/or provide remedial training on the Code’s provisions. If the violation was intentional or reckless and/or involved a benefit to the employee either at the expense of a client or because of the employee’s knowledge of client actual or potential investment activity, the CCO should consult with management regarding appropriate disciplinary action, including disgorgement and termination of employment.

Special Procedures in Connection with Closed-End Fund Share Buy-Backs: In coordination with the firm’s guidelines to prevent insider trading included in this manual, the portfolio manager of any closed-end fund managed by the firm shall alert the CCO in advance of when s/he believes market conditions are becoming ripe for a fund to engage in repurchases of its own shares pursuant to any previously approved share repurchase plan. The portfolio manager shall provide at least 7 days “warning” to the CCO of ripening market conditions unless market conditions change dramatically on short notice, in which case such notice shall be as soon as possible prior to directing the fund to engage in any share purchase transactions. Upon receipt of notice, the CCO shall alert applicable firm pre-clearance officers to deny preclearance for any personal securities transactions in the fund (as of the date of this manual revision, only MCN has such a repurchase plan) until the portfolio manager next alerts the CCO that the fund will no longer be engaging in share repurchases for the foreseeable future. At such time, personal securities transactions in fund shares will be treated as they are treated during normal circumstances.

Procedures Regarding Independent Investment Personnel Approval of Private Placements. Prior to December 2012, the firm, as a matter of policy, did not make recommendations to clients to invest in any private placement, hedge fund or similar “alternative investment” other than institutional investment in fixed-income securities under Rule 144A which are treated as other fixed-income (bond) investments for purposes of the Code.

For purposes of the Private Placement provisions of section 4 of the Code (the “PP Provisions”), employees may not participate in any private placement in which any client may participate unless the Disclosure Brochure for the applicable firm (or the firm’s applicable Disclosure Brochure for any client whose investment policy permits investment in such securities) clearly discloses the potential conflict of interest between the client and the firm’s and/or its employee which arises in the event participation in the private placement is oversubscribed such that the client’s participation is cut-back, in part, because of the participation of the firm and/or its employees. To satisfy the independent investment personnel approval requirement of the PP Provisions, a member of the Madison Investment Advisors, LLC Investment Strategy Committee (“ISC”), other than any employee or employees who seek to invest in a private placement, must confirm that no other potential conflict exists if any employee were to participate in the proposed private placement after the CCO refers the proposal to the ISC. Prior to making such referral, the CCO shall confirm that any client invested in a strategy or product in which the private placement could be a suitable recommendation has received the applicable Disclosure Brochure disclosures regarding the potential conflict of interest relating to such investments. The CCO shall keep a record of CCO and ISC consent to each transaction, which record may be formal or informal.

In the event an interest in a private placement becomes a publicly traded security, the securities shall be treated as any other publicly traded security, subject to preclearance and all other applicable trading restrictions of the Code.

Employee Accounts and Internal Products: When entered concurrently with client accounts, employee accounts and/or internal products will always trade last in any rotation. If employee accounts or internal products (such as incubator strategies or fund) are entered after client accounts they will wait until all client accounts are complete before trading.